Exhibit 99

Gorman-Rupp Reports Fourth Quarter and Full-Year 2023 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--February 2, 2024--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the fourth quarter and year ended December 31, 2023.

Fourth Quarter 2023 Highlights

  Net sales of $160.6 million increased 10.0%, or $14.6 million, compared to the fourth quarter of 2022
  Fourth quarter net income was $9.0 million, or $0.34 per share, compared to net income of $2.4 million, or $0.09 per share, for the fourth quarter of 2022
    Adjusted earnings per share1 for the fourth quarter of 2023 and 2022 were $0.34 and $0.11, respectively
    Adjusted earnings per share1 included non-cash LIFO expense of $0.01 per share and $0.25 per share in 2023 and 2022, respectively
  Adjusted EBITDA1 of $29.1 million for the fourth quarter of 2023 increased $0.6 million, or 2.1%, from $28.5 million for the same period in 2022

Net sales for the fourth quarter of 2023 were $160.6 million compared to net sales of $146.0 million for the fourth quarter of 2022, an increase of 10.0% or $14.6 million. The increase in sales was due to an increase in volume as well as the impact of pricing increases taken in the first quarter of 2023. Domestic sales increased 12.8% or $13.9 million and international sales increased 1.9% or $0.7 million compared to the same period in 2022.

Sales increased $4.9 million in the municipal market due to the timing of domestic flood control and wastewater projects, $4.7 million in the industrial market due to strengthening in the broader industrial economy, $2.3 million in the construction market due to overall strong conditions including infrastructure-related projects, $1.8 million in the petroleum market due to increased demand for larger petroleum transfer pumps, $1.4 million in the fire suppression market primarily from increased domestic commercial construction, $1.4 million in the repair market, and $0.5 million in the OEM market. Partially offsetting these increases was a sales decrease of $2.4 million in the agriculture market primarily driven by weather conditions that slowed demand.

Gross profit was $50.9 million for the fourth quarter of 2023, resulting in gross margin of 31.7%, compared to gross profit of $36.6 million and gross margin of 25.1% for the same period in 2022. The 660 basis point increase in gross margin included a 620 basis point improvement in cost of material, which consisted of a reduction in LIFO2 expense of 540 basis points, a favorable impact of 40 basis points related to the amortization of acquired Fill-Rite customer backlog which occurred in the fourth quarter of 2022 and did not reoccur in the fourth quarter of 2023, and a 40 basis point improvement from the realization of selling price increases. The increase in gross margin also included a 40 basis point increase in labor and overhead leverage due to increased sales volumes.

Selling, general and administrative (“SG&A”) expenses were $26.0 million and 16.2% of net sales for the fourth quarter of 2023 compared to $21.0 million and 14.4% of net sales for the same period in 2022. The increase in SG&A expenses was due to increased expenses to support sales growth and incentive compensation.

Amortization expense was $3.2 million for the fourth quarter of 2023 compared to $3.1 million for the same period in 2022.

Operating income was $21.8 million for the fourth quarter of 2023, resulting in an operating margin of 13.6%, compared to operating income of $12.5 million and operating margin of 8.6% for the same period in 2022. Operating margin in the fourth quarter of 2023 increased 500 basis points compared to the same period in 2022 due to improved margin on material costs, improved leverage on amortization expenses due to increased sales volumes, and was partially offset by increased SG&A expenses.

Interest expense was $10.1 million for the fourth quarter of 2023 compared to $9.4 million for the same period in 2022 due to increased interest rates, partially offset by reduced debt levels.

Net income was $9.0 million, or $0.34 per share, for the fourth quarter of 2023 compared to net income of $2.4 million, or $0.09 per share, in the fourth quarter of 2022. Adjusted earnings per share1 for the fourth quarter of 2023 and 2022 were $0.34 and $0.11 per share, respectively. Adjusted earnings per share1 for the fourth quarter of 2023 included an unfavorable LIFO2 impact of $0.01 per share compared to an unfavorable LIFO2 impact of $0.25 per share in the fourth quarter of 2022.

Adjusted EBITDA1 was $29.1 million for the fourth quarter of 2023 compared to $28.5 million for the fourth quarter of 2022. Adjusted EBITDA1 increased primarily from sales growth and improved gross margin.

Full-Year 2023 Highlights

As previously announced, on May 31, 2022, the Company completed its acquisition of Fill-Rite and Sotera (“Fill-Rite”), a division of Tuthill Corporation.

  Net sales of $659.5 million increased 26.6%, or $138.5 million, compared to 2022, a 15.8% increase excluding Fill-Rite
  Net income was $35.0 million, or $1.34 per share, compared to net income of $11.2 million, or $0.43 per share, in 2022
    Adjusted earnings per share1 for 2023 and 2022 were $1.37 and $0.94, respectively
  Adjusted EBITDA1 of $121.7 million for 2023 increased $33.0 million, or 37.1%, from $88.7 million in 2022
  Total debt, net of cash, decreased $58.2 million during 2023

Net sales for 2023 of $659.5 million increased 26.6% or $138.5 million compared to net sales of $521.0 million in 2022. The increase in sales was due to the inclusion of a full year of Fill-Rite sales compared to seven months of sales included in the prior year, as well as an increase in volume and the impact of pricing increases taken in 2022 and an annual price increase in the first quarter of 2023. Domestic sales increased 30.4% or $116.1 million and international sales increased 16.0% or $22.4 million compared to 2022.

Sales increased $36.2 million in the industrial market primarily due to the inclusion of a full year of Fill-Rite sales in 2023 compared to seven months of sales included in the prior year. In addition to the increase from Fill-Rite, industrial sales increased $14.2 million due to the strengthening in the broader industrial economy. Sales increased $25.4 million in the agriculture market due entirely to the inclusion of a full year of Fill-Rite sales compared to seven months of sales in the prior year. Sales increased $26.4 million in the construction market primarily due to the inclusion of a full year of Fill-Rite sales compared to seven months of sales included in the prior year. In addition to the increase from Fill-Rite, construction sales increased $8.9 million due to overall strong conditions including infrastructure related projects. Sales increased $22.6 million in the fire market primarily from increased domestic commercial construction, $9.6 million in the repair market due to strengthening in the broader industrial economy, $8.8 million in the municipal market due to domestic flood control and wastewater projects related to increased infrastructure investment, and $2.8 million in the OEM market. Sales in the petroleum market increased $6.7 million primarily due to the inclusion of a full year of Fill-Rite sales compared to seven months of sales included in the prior year as well as increased demand for larger petroleum transfer pumps.

Gross profit was $196.3 million for 2023, resulting in gross margin of 29.8%, compared to gross profit of $130.9 million and gross margin of 25.1% in 2022. The 470 basis point increase in gross margin included a 380 basis point improvement in cost of material, which consisted of a favorable LIFO2 impact of 240 basis points, a favorable impact of 30 basis points related to the Fill-Rite inventory step-up that was recognized in 2022 that did not recur in 2023 and a 110 basis point improvement from the realization of selling price increases. The increase in gross margin also included a 90 basis point improvement on labor and overhead leverage due to increased sales volume and sales mix which includes a full year of Fill-Rite sales in 2023 compared to seven months in 2022.

Selling, general and administrative (“SG&A”) expenses were $96.7 million and 14.7% of net sales in 2023 compared to $83.1 million and 16.0% of net sales in 2022. SG&A expenses in 2022 included $7.1 million of one-time acquisition costs. Excluding acquisition costs of $7.1 million, SG&A expenses were $76.0 million and 14.6% of net sales in 2022. The increase in SG&A expenses, excluding acquisition costs, was due to the inclusion of Fill-Rite expenses for the full year in 2023 as compared to seven months in 2022, as well as increased expenses to support sales growth.

Amortization expense was $12.6 million in 2023 compared to $7.6 million in 2022. The increase in amortization expense was due to the inclusion of a full year of amortization attributable to the Fill-Rite acquisition in 2023 compared to seven months in 2022.

Operating income was $87.0 million in 2023, resulting in an operating margin of 13.2%, compared to operating income of $40.2 million and operating margin of 7.7% in 2022. Operating income in 2022 included $7.1 million of one-time acquisition costs, and $1.4 million of inventory step-up amortization. Excluding acquisition costs and inventory step-up totaling $8.5 million, operating income was $48.7 million in 2022 resulting in an operating margin of 9.3% of net sales. Operating margin in 2023 increased 390 basis points compared to 2022, excluding acquisition costs and inventory step-up in 2022, due to improved margin on material costs and improved leverage on SG&A expense due to increased sales volumes partially offset by increased amortization expense.

Interest expense was $41.3 million in 2023 compared to $19.2 million in 2022. The increase in interest expense was primarily due to the inclusion of a full year of interest expense in 2023 compared to seven months in 2022 on the debt financing attributable to the Fill-Rite acquisition, as well as increased interest rates in 2023 as compared to 2022.

Other income (expense), net was $1.8 million of expense in 2023 compared to $7.1 million of expense in 2022. The $7.1 million of expense in 2022 included non-cash pension settlement charges of $6.4 million.

Net income was $35.0 million, or $1.34 per share, in 2023 compared to net income of $11.2 million, or $0.43 per share, in 2022. Adjusted earnings per share1 in 2023 were $1.37 per share compared to $0.94 per share in 2022. Adjusted earnings per share1 in 2023 included an unfavorable LIFO2 impact of $0.21 per share compared to an unfavorable LIFO2 impact of $0.56 per share in 2022.

Adjusted EBITDA1 was $121.7 million in 2023 compared to $88.7 million in 2022. Adjusted EBITDA1 increased from organic sales growth and improved gross margin as well as the inclusion of Fill-Rite results for the full year of 2023 compared to seven months in 2022.

The Company’s backlog of orders was $218.1 million at December 31, 2023 compared to $267.4 million at December 31, 2022. Incoming orders for fiscal year 2023 were $617.6 million, or an increase of 4.4% compared to 2022.

Net cash provided by operating activities in 2023 was $98.2 million compared to $13.7 million in 2022 driven by increased earnings before depreciation, amortization, and LIFO2 expense, and improved cash flow from working capital management. Capital expenditures in 2023 were $20.8 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2024 are presently planned to be in the range of $18-$20 million. During 2023, total debt was reduced by $34.5 million and cash increased $23.7 million.

Scott A. King, President and CEO commented, “2023 marked another significant milestone as we celebrated our 90th anniversary. We are proud that over that history we have stayed true to our values, including delivering quality products and taking care of our customers. In addition, we achieved our second consecutive year of double-digit organic sales growth and saw a significant improvement in Adjusted EBTIDA1 to a record $121.7 million. Our strong results allowed us to improve debt net of cash by $58 million during the year and to improve our leverage significantly from mid-2022 when we acquired Fill-Rite. In addition to improving our leverage we continued to invest for growth, including the relocation and expansion of Fill-Rite’s manufacturing facility in Lenexa, Kansas. We also increased our dividends paid to shareholders for the 51st consecutive year. As expected, our backlog has come down from the record levels that we saw in early 2023 but remains elevated as we enter 2024. We expect backlog to return to more normal levels during 2024. Our diverse markets continue to be a strength and we remain well positioned to benefit from infrastructure spending and the increased demand for flood control and storm water management.

“I am grateful for the Gorman-Rupp team’s continued efforts to contribute to a successful 90th year, as well as to our customers, suppliers, and shareholders for their on-going support.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as adjusted earnings, adjusted earnings per share, and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted earnings is earnings excluding non-cash pension settlement charges, one-time acquisition costs, amortization of step up in value of acquired inventories, and amortization of customer backlog. Adjusted earnings per share is earnings per share excluding non-cash pension settlement charges per share, one-time acquisition costs per share, amortization of step up in value of acquired inventories per share, and amortization of customer backlog per share. Adjusted earnings before interest, taxes, depreciation and amortization is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude non-cash pension settlement charges, one-time acquisition costs, amortization of step up in value of acquired inventories, amortization of customer backlog, and non-cash LIFO2 expense. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO2 inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO2 and depending upon which method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided later in this release is a reconciliation of adjusted earnings, adjusted earnings per share, and adjusted EBITDA which includes descriptions of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter. When inflation increases, the LIFO reserve and non-cash expense increase.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, integration of the Fill-Rite business in a timely and cost effective manner, retention of supplier and customer relationships and key employees, the ability to achieve synergies and cost savings in the amounts and within the time frames currently anticipated and the ability to service and repay indebtedness incurred in connection with the transaction. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) general risks associated with acquisitions; (6) the anticipated benefits from the Fill-Rite transaction may not be realized; (7) impairment in the value of intangible assets, including goodwill; (8) defined benefit pension plan settlement expense; (9) LIFO2 inventory method, and (10) family ownership of common equity; and general risk factors including (11) continuation of the current and projected future business environment; (12) highly competitive markets; (13) availability and costs of raw materials and labor; (14) cyber security threats; (15) compliance with, and costs related to, a variety of import and export laws and regulations; (16) environmental compliance costs and liabilities; (17) exposure to fluctuations in foreign currency exchange rates; (18) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (19) changes in our tax rates and exposure to additional income tax liabilities; and (20) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net sales	$160,565	$146,001	$659,511	$521,027
Cost of products sold	109,628	109,363	463,258	390,090
Gross profit	50,937	36,638	196,253	130,937
Selling, general and administrative expenses	25,996	20,992	96,660	83,117
Amortization expense	3,153	3,139	12,552	7,637
Operating income	21,788	12,507	87,041	40,183
Interest expense	(10,126)	(9,361)	(41,273)	(19,240)
Other income (expense), net	(422)	7	(1,807)	(7,071)
Income before income taxes	11,240	3,153	43,961	13,872
Provision from income taxes	2,264	726	9,010	2,677
Net income	$8,976	$2,427	$34,951	$11,195

Earnings per share	$0.34	$0.09	$1.34	$0.43

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars, except share data)

	December 31,
Assets	2023	2022

Cash and cash equivalents	$30,518	$6,783
Accounts receivable, net	89,625	93,059
Inventories, net	104,156	111,133
Prepaid and other	11,812	14,551
Total current assets	236,111	225,526
Property, plant and equipment, net	134,872	128,640
Other assets	24,841	11,579
Goodwill and other intangible assets, net	494,534	507,085
Total assets	$890,358	$872,830

Liabilities and shareholders' equity

Accounts payable	$23,277	$24,697
Current portion of long-term debt	21,875	17,500
Accrued liabilities and expenses	55,524	43,016
Total current liabilities	100,676	85,213
Pension benefits	11,500	9,352
Postretirement benefits	22,786	22,413
Long-term debt, net of current portion	382,579	419,327
Other long-term liabilities	23,358	5,331
Total liabilities	540,899	541,636
Shareholders' equity	349,459	331,194
Total liabilities and shareholders' equity	$890,358	$872,830

Shares outstanding	26,193,998	26,094,865

The Gorman-Rupp Company
Condensed Consolidated Statements of Cash Flows (Unaudited)
(thousands of dollars, except share data)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$34,951	$11,195
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,496	21,158
LIFO expense	6,891	18,041
Pension expense	3,604	9,985
Contributions to pension plan	(2,250)	(2,250)
Stock based compensation	3,252	2,957
Amortization of debt issuance fees	3,014	1,717
Deferred income tax charge (benefit)	(414)	(1,086)
Other	1,335	(128)
Changes in operating assets and liabilities:
Accounts receivable, net	3,752	(13,954)
Inventories, net	559	(32,772)
Accounts payable	(1,518)	(2,250)
Commissions payable	9	2,051
Deferred revenue and customer deposits	5,773	(2,329)
Income taxes	1,226	1,907
Accrued expenses and other	6,316	(954)
Benefit obligations	3,229	397
Net cash provided by operating activities	98,225	13,685
Cash flows from investing activities:
Capital additions	(20,835)	(17,986)
Acquisitions	-	(527,993)
Other	672	306
Net cash used for investing activities	(20,163)	(545,673)
Cash flows from financing activities:
Cash dividends	(18,447)	(17,872)
Treasury share repurchases	(1,029)	(918)
Proceeds from bank borrowings	5,000	457,000
Payments to banks for borrowings	(39,500)	(8,750)
Debt issuance fees	-	(15,217)
Other	(551)	(130)
Net cash provided by (used for) financing activities	(54,527)	414,113
Effect of exchange rate changes on cash	200	(536)
Net increase (decrease) in cash and cash equivalents	23,735	(118,411)
Cash and cash equivalents:
Beginning of period	6,783	125,194
End of period	$30,518	$6,783

The Gorman-Rupp Company
Non-GAAP Financial Information
(thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Adjusted earnings:
Reported net income – GAAP basis	$8,976	$2,427	$34,951	$11,195
Plus pension settlement charge	-	58	-	5,216
Plus one-time acquisition costs	-	31	-	5,752
Plus amortization of step up in value of acquired inventories	-	-	-	1,141
Plus amortization of acquired customer backlog	-	514	863	1,231
Non-GAAP adjusted earnings	$8,976	$3,030	$35,814	$24,535

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Adjusted earnings per share:
Reported earnings per share – GAAP basis	$0.34	$0.09	$1.34	$0.43
Plus pension settlement charge	-	-	-	0.20
Plus one-time acquisition costs	-	-	-	0.22
Plus amortization of step up in value of acquired inventories	-	-	-	0.04
Plus amortization of acquired customer backlog	-	0.02	0.03	0.05
Non-GAAP adjusted earnings per share	$0.34	$0.11	$1.37	$0.94

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Adjusted earnings before interest, taxes, depreciation and amortization:
Reported net income – GAAP basis	$8,976	$2,427	$34,951	$11,195
Plus interest expense	10,126	9,361	41,273	19,240
Plus provision for income taxes	2,264	726	9,010	2,677
Plus depreciation and amortization expense	7,300	6,997	28,496	21,158
Non-GAAP earnings before interest,
taxes, depreciation and amortization	28,666	19,511	113,730	54,270

Plus pension settlement charge	-	72	-	6,427
Plus one-time acquisition costs	-	40	-	7,088
Plus amortization of step up in value of acquired inventories	-	-	-	1,406
Plus amortization of acquired customer backlog	-	650	1,085	1,517
Plus non-cash LIFO expense	477	8,274	6,891	18,041
Non-GAAP adjusted earnings before interest,
taxes, depreciation and amortization	$29,143	$28,547	$121,706	$88,749

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.